Exhibit 99.1

CORESITE REPORTS FOURTH-QUARTER REVENUE AND FFO PER SHARE GROWTH
OF 25% AND 31% YEAR OVER YEAR, RESPECTIVELY

Full-year 2015 FFO increased 31% year over year, excluding unusual items in 2014, to $2.86 per share

DENVER, CO — February 11, 2016 — CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the fourth quarter ended December 31, 2015.

Quarterly and Subsequent Highlights

•                  Reported fourth-quarter funds from operations (“FFO”) of $0.80 per diluted share and unit, representing 31.1% growth year over year

•                  Reported fourth-quarter total operating revenues of $90.9 million, representing a 25.4% increase year over year

•                  Executed a record 155 new and expansion data center leases comprising 42,089 net rentable square feet (NRSF), representing $8.9 million of annualized GAAP rent at a rate of $211 per square foot

•                  Commenced 54,329 net rentable square feet of new and expansion leases representing $9.3 million of annualized GAAP rent at a rate of $172 per square foot

•                  Realized rent growth on signed renewals of 3.8% on a cash basis and 6.7% on a GAAP basis and recorded rental churn of 2.3%

•                  Executed a new five-year, $100 million term loan to increase available liquidity and support growth objectives

Tom Ray, CoreSite’s Chief Executive Officer, commented, “We’re pleased to report continued execution of our business plan in the fourth quarter, delivering solid growth and finishing out 2015 as another strong year for our company.” Mr. Ray continued, “In addition to our solid financial results for the fourth quarter, we finished 2015 and began 2016 with positive leasing momentum. We remain focused upon driving increased transaction volume across the portfolio and enhancing the value of our assets by serving communities of interest among network carriers, cloud service providers, and enterprises. We believe that we are making attractive investments meant to execute upon favorable market conditions and CoreSite’s strong value proposition to customers.”

Financial Results

CoreSite reported FFO per diluted share and unit of $0.80 for the three months ended December 31, 2015, an increase of 31.1% compared to $0.61 per diluted share and unit for the three months ended December 31, 2014. On a sequential-quarter basis, FFO per diluted share and unit increased 8.1%.

Total operating revenues for the three months ended December 31, 2015, were $90.9 million, a 25.4% increase year over year and an increase of 5.3% on a sequential-quarter basis. CoreSite reported fourth-quarter net income attributable to common shares of $9.3 million, or $0.32 per diluted share.

For the year ended December 31, 2015, CoreSite reported FFO per diluted share and unit of $2.86, an increase of 31.2% compared to $2.18 per diluted share and unit in 2014, excluding unusual items in the year-ago period. Total operating revenues were $333.3 million, a 22.3% increase year over year.

Sales Activity

CoreSite executed 155 new and expansion data center leases representing $8.9 million of annualized GAAP rent during the fourth quarter, comprised of 42,089 NRSF at a weighted-average GAAP rental rate of $211 per NRSF.

CoreSite’s fourth-quarter data center lease commencements totaled 54,329 NRSF at a weighted average GAAP rental rate of $172 per NRSF, which represents $9.3 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the fourth quarter totaled $10.1 million in annualized GAAP rent, comprised of 49,561 NRSF at a weighted-average GAAP rental rate of $204 per NRSF, reflecting a 3.8% increase in rent on a cash basis and 6.7% increase on a GAAP basis. The fourth-quarter rental churn rate was 2.3%.

Development Activity

Santa Clara — During the fourth quarter, CoreSite had 80,000 square feet of turn-key data center capacity under construction in Phase 1 of SV7, plus 150,000 square feet of powered shell available for development in the SV7 building. As of December 31, 2015, CoreSite had incurred $23.8 million of the estimated $110.0 million required to complete this project and expects to substantially complete construction of Phase 1 in the second quarter of 2016. Additionally, as of the end of the fourth quarter, CoreSite had incurred $18.1 million of the estimated $30.0 million required to complete the previously-announced 136,580 square-foot SV6 build-to-suit development. CoreSite expects to substantially complete SV6 and commence the associated lease during the first half of 2016.

Northern Virginia — As of December 31, 2015, CoreSite had 96,274 NRSF of data center space under construction in Phase 3 and Phase 4 at VA2 and had incurred $22.0 million of the estimated $32.5 million required to complete these projects. CoreSite expects to complete construction of both Phase 3 and Phase 4 during the first quarter of 2016.

Additional markets — As of December 31, 2015, CoreSite had 14,031 NRSF of turn-key data center capacity under construction at BO1 in Boston. As of the end of the fourth quarter, CoreSite had incurred $9.4 million of the estimated $11.0 million required to complete this project, and expects to complete construction in the first quarter of 2016. In Los Angeles, CoreSite commenced construction on 43,345 square feet at LA2 and had incurred $7.6 million of the estimated $18.0 million required to complete this project. Construction at LA2 is expected to be completed in the first half of 2016.

Balance Sheet and Liquidity

As of December 31, 2015, CoreSite had net principal debt of $385.4 million, correlating to 2.0 times fourth-quarter annualized adjusted EBITDA, and net principal debt and preferred stock outstanding of $500.4 million, correlating to 2.6 times fourth-quarter annualized adjusted EBITDA.

On February 2, 2016, CoreSite entered into a new five-year, $100 million term loan by exercising a portion of the accordion under CoreSite’s $500 million senior unsecured credit facility. CoreSite used the term loan proceeds to pay down a portion of the balance on its existing revolving credit facility, as well as for general corporate purposes.

Following the execution of the $100 million term loan, CoreSite had $301.4 million of capacity available under its revolving credit facility.

Dividend

On December 2, 2015, CoreSite announced a 26% increase in its quarterly dividend to $0.53 per share of common stock and common stock equivalents for the fourth quarter of 2015. The increased dividend reflects an annualized dividend rate of $2.12 per share, compared to the prior annualized dividend rate of $1.68 per share. The fourth-quarter common stock dividend was paid on January 15, 2016, to shareholders of record on December 31, 2015.

CoreSite also announced on December 2, 2015, a dividend of $0.4531 per share of Series A preferred stock for the period October 15, 2015, to January 14, 2016. The preferred dividend was paid on January 15, 2016, to shareholders of record on December 31, 2015.

2016 Guidance

CoreSite is introducing its 2016 guidance of FFO per diluted share and unit in the range of $3.37 to $3.47. More detail regarding the assumptions underpinning the 2016 annual guidance can be found on page 25 of the fourth-quarter 2015 earnings supplemental.

In addition, the company’s estimate of 2016 net income attributable to common shares is $1.13 to $1.23 per diluted share, with the difference between FFO and net income being real estate depreciation and amortization.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in Citi’s 2016 Global Property CEO Conference on March 14-15, 2016, at The Diplomat Resort & Spa in Hollywood, Florida.

Conference Call Details

CoreSite will host a conference call on February 11, 2016, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers. The passcode for the replay is 13626499. The replay will be available until February 18, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 900 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 350+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

Greer Aviv | Director of Investor Relations
+1 303.405.1012 | +1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

(in thousands)

	December 31, 2015	December 31, 2014
Assets:
Investments in real estate:
Land	$74,819	$78,983
Buildings and improvements	1,037,127	888,966
	1,111,946	967,949
Less: Accumulated depreciation and amortization	(284,219)	(215,978)
Net investment in operating properties	827,727	751,971
Construction in progress	183,189	178,599
Net investments in real estate	1,010,916	930,570
Cash and cash equivalents	6,854	10,662
Accounts and other receivables, net	12,235	10,290
Lease intangibles, net	4,714	7,112
Goodwill	41,191	41,191
Other assets, net	86,633	74,779
Total assets	$1,162,543	$1,074,604

Liabilities and equity:
Liabilities
Debt, net	$391,007	$317,679
Accounts payable and accrued expenses	75,783	42,463
Accrued dividends and distributions	28,104	22,355
Deferred rent payable	7,934	8,985
Acquired below-market lease contracts, net	4,693	5,576
Unearned revenue, prepaid rent and other liabilities	28,717	19,205
Total liabilities	536,238	416,263

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	301	212
Additional paid-in capital	390,200	275,038
Accumulated other comprehensive loss	(493)	(125)
Distributions in excess of net income	(88,891)	(67,538)
Total stockholders’ equity	416,117	322,587
Noncontrolling interests	210,188	335,754
Total equity	626,305	658,341

Total liabilities and equity	$1,162,543	$1,074,604

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Operating revenues:
Data center revenue:
Rental revenue	$50,018	$47,135	$39,142	$183,300	$149,294
Power revenue	24,713	23,543	19,963	89,495	71,227
Interconnection revenue	12,024	11,400	9,536	44,234	35,355
Tenant reimbursement and other	2,246	2,357	1,991	8,295	8,702
Total data center revenue	89,001	84,435	70,632	325,324	264,578
Office, light-industrial and other revenue	1,918	1,947	1,860	7,968	7,842
Total operating revenues	90,919	86,382	72,492	333,292	272,420

Operating expenses:
Property operating and maintenance	23,840	24,203	20,253	89,805	75,119
Real estate taxes and insurance	3,723	3,216	2,519	12,144	7,578
Depreciation and amortization	24,493	24,347	22,422	95,702	80,722
Sales and marketing	4,117	3,775	3,413	15,930	14,554
General and administrative	9,718	8,644	6,260	34,179	27,842
Rent	5,385	5,440	5,148	21,075	20,397
Impairment of internal-use software	322	—	—	322	1,959
Transaction costs	—	6	—	51	62
Total operating expenses	71,598	69,631	60,015	269,208	228,233

Operating income	19,321	16,751	12,477	64,084	44,187
Gain on real estate disposal	—	—	1,208	36	1,208
Interest income	1	1	1	6	6
Interest expense	(1,921)	(2,188)	(1,362)	(7,104)	(5,311)
Income before income taxes	17,401	14,564	12,324	57,022	40,090
Income tax expense	(14)	(34)	(18)	(163)	(38)
Net income	17,387	14,530	12,306	56,859	40,052

Net income attributable to noncontrolling interests	5,960	5,526	5,557	22,153	17,287
Net income attributable to CoreSite Realty Corporation	11,427	9,004	6,749	34,706	22,765
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(8,338)	(8,338)
Net income attributable to common shares	$9,342	$6,920	$4,664	$26,368	$14,427

Net income per share attributable to common shares:
Basic	$0.32	$0.26	$0.22	$1.05	$0.68
Diluted	$0.32	$0.26	$0.21	$1.03	$0.66

Weighted average common shares outstanding:
Basic	28,747,900	26,126,332	21,303,795	25,218,500	21,161,614
Diluted	29,183,879	26,549,537	21,794,138	25,706,568	21,740,707

Reconciliations of Net Income to FFO

(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income	$17,387	$14,530	$12,306	$56,859	$40,052
Real estate depreciation and amortization	22,873	22,818	19,968	87,287	73,955
Gain on real estate disposal	—	—	(1,208)	(36)	(1,208)
FFO	$40,260	$37,348	$31,066	$144,110	$112,799
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(8,338)	(8,338)
FFO available to common shareholders and OP unit holders	$38,175	$35,264	$28,981	$135,772	$104,461

Weighted average common shares outstanding - diluted	29,184	26,550	21,794	25,707	21,741
Weighted average OP units outstanding - diluted	18,295	20,861	25,361	21,694	25,361
Total weighted average shares and units outstanding - diluted	47,479	47,411	47,155	47,401	47,102

FFO per common share and OP unit - diluted	$0.80	$0.74	$0.61	$2.86	$2.22

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA):

(in thousands)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income	$17,387	$14,530	$12,306	$56,859	$40,052
Adjustments:
Interest expense, net of interest income	1,920	2,187	1,361	7,098	5,305
Income taxes	14	34	18	163	38
Depreciation and amortization	24,493	24,347	22,422	95,702	80,722
EBITDA	$43,814	$41,098	$36,107	$159,822	$126,117
Non-cash compensation	1,809	1,944	1,359	7,114	6,125
Gain on real estate disposal	—	—	(1,208)	(36)	(1,208)
Transaction costs / litigation	1,750	656	—	2,681	288
Impairment of internal-use software	322	—	—	322	1,959
Adjusted EBITDA	$47,695	$43,698	$36,258	$169,903	$133,281

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.